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                                                                    EXHIBIT 99.1


                        SAFE HARBOR COMPLIANCE STATEMENT

         In passing the Private Securities Litigation Reform Act of 1995, or the Reform Act, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with these statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which these expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We do not undertake any obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

         We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Quarterly Report on Form 10-Q to which this statement is appended as an exhibit and also include the following:


                             RISKS RELATED TO DALEEN

WE HAVE NOT ACHIEVED PROFITABILITY AND MAY CONTINUE TO INCUR NET LOSSES FOR AT LEAST THE NEXT SEVERAL QUARTERS.

         We incurred net losses of approximately $12.2 million in 1998, $8.0 million in 1997 and $1.5 million in 1996. As of June 30, 1999, we had an accumulated deficit of approximately $27.1 million. We have not yet realized any profit and we cannot predict when, if ever, we will achieve profitability. We expect to significantly increase our sales and marketing, product development and administrative expenses. As a result, we will need to generate significant additional revenue from sales of our products to achieve and maintain profitability. For this reason, we expect to continue to incur net losses for at least the next several quarters, even if sales of our products continue to grow. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future.

IT IS DIFFICULT TO EVALUATE OUR BUSINESS BECAUSE WE HAVE A LIMITED HISTORY OPERATING AS A SOFTWARE COMPANY.

         We have a limited operating history as a software company. As a result, the progress of our business to date and our historical financial information are of limited value in predicting our future operating results. In 1996, we changed our business from providing consulting services to operating as a software company. We introduced our principal product, BillPlex, in 1997 and we had no license revenue until 1998. As of August 31, 1999, we had signed contracts with only 22 customers and, of these, only five had completed implementation and were using BillPlex in their day-to-day operations. Because our software offering is new, we have little revenue from recurring sources and must depend heavily on revenue from new sales. Changing our business also required us to adjust our business processes and make a number of significant personnel changes, including changes and additions to our sales and marketing, professional services and support, research and development and management teams. For all these reasons, as you evaluate our business, you must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. Our new business strategy may not be successful and we may not successfully address these risks.

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OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS, AND WE MAY FAIL
TO MEET EXPECTATIONS.

         Our revenue and operating results may vary significantly from quarter to quarter due to a number of factors. This fluctuation may cause our operating results to be below the expectations of public market analysts and investors, and the price of our common stock may fall. Factors that could cause quarterly fluctuations include:

         -        variations in demand for our products and services;

         - our ability to develop and attain market acceptance of enhancements to BillPlex and any new products and services;

         - the pace of product implementation and the timing of customer acceptance;

         - changes in our pricing policies or the pricing policies of our competitors;

         - delays of purchases in 1999 and early 2000 by customers who temporarily stop purchasing software or reduce information technology spending due to year 2000 concerns; and

         - the mix of sales channels through which our products and services are sold.

         In any given quarter, most of our revenue has been attributable to a small number of relatively large contracts and we expect this to continue. As a result, the cancellation or deferral of even a small number of contracts in a particular quarter could significantly reduce our revenue, which would hurt our quarterly financial performance. In addition, a substantial portion of our costs are relatively fixed and based upon anticipated revenue. A failure to book an expected order in a given quarter would not be offset by a corresponding reduction in costs and could adversely affect our operating results. As a result of these factors, we believe that period-to-period comparisons of our revenue and operating results are not necessarily meaningful.

OUR BUSINESS IS HIGHLY DEPENDENT ON A LIMITED NUMBER OF CUSTOMERS.

         All of our revenue is currently derived from a very limited number of customers. If a large contract is cancelled or deferred, or if an anticipated contract does not materialize, our financial results could be materially harmed. In addition, continued industry consolidation or the formation of alliances among network operators and service providers could reduce our customer base, reduce the number of potential customers we can target and decrease the demand for our products and services. We had two customers who accounted for 100% of our total revenue in 1997, five customers who accounted for 99% of our total revenue in 1998, and five customers who accounted for 64% of our total revenue in the first six months of 1999. Most of our major customers typically pay us up-front license fees and they do not have any obligation to purchase additional licenses. There can be no assurance these customers will purchase licenses for additional seats or processors or continue with our maintenance programs.

WE FACE SIGNIFICANT COMPETITION FROM COMPANIES THAT MAY HAVE GREATER RESOURCES THAN WE DO.


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         The communications billing and customer care systems business is very competitive. We expect competition to increase in the future. Our principal competitors include other billing and customer care system providers, operation support system providers, systems integrators and service bureaus, and the internal information technology departments of larger communications companies, which may elect to develop functionalities similar to those provided by our product in-house rather than buying them from outside suppliers.

         Many of our current and future competitors may have advantages over us, including:

         -        longer operating histories;

         -        larger customer bases;

         - substantially greater financial, technical, sales and marketing resources;

         -        greater name recognition; and

         - ability to more easily provide a comprehensive hardware and software solution.

         Our current and potential competitors have established, and may continue to establish in the future, cooperative relationships among themselves or with third parties that would increase their ability to compete with us. In addition, competitors may be able to adapt more quickly than we can to new or emerging technologies and changes in customer needs, or to devote more resources to promoting and selling their products. If we fail to adapt to market demands and to compete successfully with existing and new competitors, our business and financial performance would suffer.

IF WE FAIL TO EFFECTIVELY MANAGE THE GROWTH OF OUR OPERATIONS, OUR ABILITY TO PURSUE OUR STRATEGY WOULD BE COMPROMISED AND OUR BUSINESS WOULD SUFFER.

         Our business could suffer if we fail to effectively manage our growth. We continue to increase the scope of our operations, have grown our employee headcount substantially, and expect to continue to hire new employees at a rapid pace. Similarly, our revenue grew from $156,000 in 1997 to $5.2 million in 1998. Our revenue for the six months ended June 30, 1999 was $7.1 million. Continued growth could place a significant strain on our management systems and resources. We will need to continue to improve our financial and managerial controls and reporting systems and procedures, and will need to expand, train and manage our work force.

OUR LENGTHY SALES CYCLE MAKES IT DIFFICULT TO ANTICIPATE THE TIMING OF SALES, AND REVENUE MAY VARY FROM PERIOD TO PERIOD.

         The sales cycle associated with the purchase of our products is lengthy, and the time between the initial proposal to a prospective customer and the signing of a license agreement can be as long as one year. Our products involve a commitment of capital which may be significant to the customer, with attendant delays frequently associated with large capital expenditures and implementation procedures within an organization. These delays may reduce our revenue in a


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particular period without a corresponding reduction in our costs, which could hurt our results of operations for that period.

THE SKILLED EMPLOYEES THAT WE NEED MAY BE DIFFICULT AND EXPENSIVE TO HIRE AND RETAIN IN TODAY'S TIGHT LABOR MARKET.

         Our success depends in large part on our ability to attract, train, motivate and retain highly-skilled information technology professionals, software programmers and sales and marketing professionals. Qualified personnel in these fields are in great demand and are likely to remain a limited resource. We may be unable to attract or continue to retain the skilled employees we require. Any inability to do so could prevent us from managing and competing for existing and future projects or to compete for new customer contracts. In addition, an increase in expenses required to attract and retain qualified personnel may reduce our operating margins.

WE DEPEND IN SOME CASES ON STRATEGIC BUSINESS ALLIANCES TO SELL AND IMPLEMENT OUR PRODUCTS, AND ANY FAILURE TO DEVELOP OR MAINTAIN THESE ALLIANCES COULD HURT OUR FUTURE GROWTH.

         Third parties such as operation support system providers, consulting firms and systems integration firms help us with marketing, sales and implementation of our products. To achieve our goals, we must maintain our relationships with these firms, develop additional similar relationships and generate new business opportunities through joint marketing and sales efforts.

         We may encounter difficulties in forging and maintaining long-term relationships with these firms for a variety of reasons. These firms may discontinue their relationships with us, fail to devote sufficient resources to market our products or develop relationships with our competitors. In addition, these firms may delay the product implementation or negatively affect our customer relationships. Our agreements with these firms typically are in the form of a non-exclusive referral fee or license and package discount arrangement that may be terminated by either party without cause or penalty and with limited notice.

WE RELY HEAVILY ON SALES OF ONE PRODUCT.

         Since our introduction of BillPlex in 1997, substantially all of our revenue has been attributable to this product. We expect to continue to be heavily dependent on this product. As a result, a decline in demand for BillPlex or failure to achieve broad market acceptance of BillPlex would cause our business and financial performance to suffer.

IF OUR CUSTOMERS CANNOT SECURE ADEQUATE FINANCING, WE MAY NOT GET THEIR
BUSINESS.

         Many of our potential customers are new entrants into the communications market and lack significant financial resources. These companies rely to a large degree on access to the capital markets for growth. Their failure to raise capital would hurt their financial viability and their demand for our products. If our potential customers cannot obtain the resources to purchase


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our products, they may turn to other options such as service bureaus, which would hurt our business.

IF WE DO NOT CONTINUALLY ENHANCE OUR PRODUCT OFFERING TO MEET THE CHANGING NEEDS OF SERVICE PROVIDERS, WE WILL LOSE FUTURE BUSINESS TO OUR COMPETITORS.

         We believe that our future success will depend to a significant extent upon our ability to enhance our product offering and to introduce new products and features to meet the requirements of our customers in a rapidly developing and evolving market. We devote significant resources to refining and expanding our BillPlex software, developing additional pre-configured market-based packages and investigating complimentary products and technologies. We believe our product currently meets customer requirements regarding scalability and throughput, and we are working to improve our system performance. However, the requirements of our customers may change and our present or future products may not satisfy the evolving needs of the communications market. If we are unable to anticipate or respond adequately to customer needs, or achieve sufficient throughput and scalability, we will lose business and our financial performance will suffer.

IF WE CANNOT CONTINUE TO OBTAIN OR IMPLEMENT THE THIRD-PARTY SOFTWARE THAT WE INCORPORATE INTO OUR PRODUCT OFFERING, WE MAY HAVE TO DELAY OUR PRODUCT DEVELOPMENT OR REDESIGN EFFORTS.

         Our product offering involves integration with products and systems developed by third parties. If any of these third-party products should become unavailable for any reason, fail under operation with our product offering or fail to be supported by their vendors, it would be necessary for us to redesign our product offering. We might encounter difficulties in accomplishing any necessary redesign in a cost-effective or timely manner. We also could experience difficulties integrating our product offering with other hardware and software. Furthermore, if new releases of third-party products and systems occur before we develop products compatible with these new releases, we could experience a decline in demand for our product offering, which could cause our business and financial performance to suffer.

LOSS OF OUR SENIOR MANAGEMENT PERSONNEL WOULD LIKELY HURT OUR BUSINESS.

         Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly James Daleen, our founder and chief executive officer. If we lost the services of Mr. Daleen or other key employees it would likely hurt our business. We have employment and non-compete agreements with some of our executive officers, including Mr. Daleen. However, these agreements do not obligate them to continue working for us.


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WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, AND OUR COMPETITORS MAY
INFRINGE ON OUR TECHNOLOGY.

         Any misappropriation of our technology or the development of competitive technology could seriously harm our business. We regard a substantial portion of our software product as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws, customer license agreements and employee and third-party agreements to protect our proprietary rights. These steps may not be adequate, and we do not know if they will prevent misappropriation of our intellectual property, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. Other companies could independently develop similar or superior technology without violating our proprietary rights. If we have to resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

CLAIMS BY OTHERS THAT WE INFRINGE THEIR PROPRIETARY TECHNOLOGY COULD DIVERT OUR RESOURCES, RESULT IN UNEXPECTED LICENSE FEES AND HARM OUR BUSINESS.

         Third parties could claim that our current or future products or technology infringe their proprietary rights. An infringement claim against us could be costly even if the claim is invalid, and could distract our management from the operation of our business. Furthermore, a judgment against us could require us to pay substantial damages and could also include an injunction or other court order that could prevent us from selling our product offering. If we faced a claim relating to proprietary technology or information, we might seek to license technology or information, or develop our own, but we might not be able to do so. Our failure to obtain the necessary licenses or other rights or to develop non-infringing technology could prevent us from selling our products and could seriously harm our business.

PRODUCT DEFECTS OR SOFTWARE ERRORS COULD ADVERSELY AFFECT OUR BUSINESS DUE TO COSTLY REDESIGNS, PRODUCTION DELAYS AND CUSTOMER DISSATISFACTION.

         Design defects or software errors in our product may cause delays in product introductions or damage customer satisfaction, either of which could seriously harm our business. Our software products are highly complex and may, from time to time, contain design defects or software errors that may be difficult to detect and correct. We have a customer support organization that is responsible for providing maintenance and support to our customers. Maintenance and support includes identifying and correcting any reported product defects or software errors.

         Although we have license agreements with our customers that contain provisions designed to limit our exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect us against all claims. In addition, claims and liabilities arising from customer problems could significantly damage our reputation and hurt our business.


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YEAR 2000 ISSUES MAY DISRUPT OUR OPERATIONS AND CAUSE US TO LOSE REVENUE.

         Failure of BillPlex to be year 2000 compliant could result in a significant decrease in market acceptance of our product and legal liability. If a claim were to be brought against us, regardless of its merit, the claim would likely be time-consuming and expensive to defend, would divert management time and attention and could result in adverse publicity. We intend to have this testing process completed during the third quarter of 1999. BillPlex operates in complex network environments and directly and indirectly interacts with a number of other hardware and software systems. We have not performed extensive tests on all hardware, software, switches and other devices that may operate in conjunction with BillPlex, or provide data to or receive data from BillPlex. We also have not tested custom interfaces written for BillPlex. Some of our customers may have year 2000 problems with products that we believe are year 2000 ready.

         We may also be affected by year 2000 issues related to non-compliant internal systems developed by us or by third-party vendors. If the internal systems developed by us prove to be non-compliant, or if our third-party vendors or any suppliers of non-information technology systems do not identify year 2000 problems with their products or fail to correct their year 2000 problems, we could have failures that result in an interruption of our normal business activities or operations.

OUR STRATEGY TO EXPAND INTO INTERNATIONAL MARKETS MAY NOT SUCCEED AS A RESULT OF LEGAL BUSINESS AND ECONOMIC RISKS SPECIFIC TO INTERNATIONAL OPERATIONS.

         Our strategy includes expansion into international markets through a combination of strategic relationships and internal business expansion. In addition to risks generally associated with international operations, our future international operations might not succeed for a number of reasons, including:

         -        dependence on sales efforts of third party distributors;

         - difficulties in localizing products and supporting customers in foreign countries;

         -        greater difficulty in collecting accounts receivable; and

         - legal uncertainties inherent in transnational operations such as export and import regulations, taxation issues, tariffs and trade barriers.

ACQUISITIONS OF COMPANIES OR TECHNOLOGIES COULD RESULT IN DISRUPTIONS TO OUR BUSINESS, DIVERSION OF MANAGEMENT AND COULD REQUIRE THAT WE ENGAGE IN FINANCING TRANSACTIONS THAT COULD HURT OUR FINANCIAL PERFORMANCE.

         Although we have not done so in the past, we may in the future make acquisitions of other companies, products or technologies, or enter into strategic relationship agreements that require substantial up-front investments. If so, we will be required to assimilate the acquired businesses and may be unable to maintain uniform standards, controls, procedures and policies if we fail to do so effectively. Acquisitions may also disrupt our operations and divert


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management's attention from the day-to-day operation of our business, which could impair our relationships with our current employees, customers and strategic marketing alliances.

         We may have to incur debt or issue equity securities to pay for any future acquisitions. The issuance of equity securities for any acquisition could be substantially dilutive to our stockholders. In addition, our profitability may suffer because of acquisition-related costs or amortization costs for acquired goodwill and other intangible assets.

                        RISKS RELATED TO OUR COMMON STOCK

THE MARKET PRICE OF OUR COMMON STOCK MAY BE VOLATILE, AND YOU MAY EXPERIENCE INVESTMENT LOSSES.

         Many factors could cause the market price of our common stock to rise and fall. Some of these factors are:

         -        variations in our quarterly operating results;

         - acquisitions or strategic alliances by us or others in our industry;

         - changes in estimates of our performance or recommendations by financial analysts; and

         - market conditions and regulatory trends in the communications industry.

         In addition, the stock market experiences significant price and volume fluctuations. These fluctuations particularly affect the market prices of the securities of many high-technology companies. These broad market fluctuations could adversely affect the market price of our common stock. When the market price of a stock has been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a securities class action lawsuit against us, we could incur substantial costs defending the lawsuit. The lawsuit could also divert the time and attention of our management. Any of these events could seriously harm our business.

OUR EXECUTIVE OFFICERS AND DIRECTORS OWN A LARGE PERCENTAGE OF OUR VOTING STOCK AND COULD EXERT SIGNIFICANT INFLUENCE OVER MATTERS REQUIRING STOCKHOLDER APPROVAL.

         Our officers and directors beneficially own approximately 56% of our common stock. As a result, our officers and directors will significantly influence:

         -        the election of our directors;

         - any decision to amend our certificate of incorporation or bylaws;

         - any decision to engage in a merger, sale of assets or other corporate transaction; and

         -        the outcome of other matters submitted for stockholders' vote.


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         The concentration of stock ownership by our officers and directors may discourage a potential acquirer from making a tender offer or attempting to obtain control of Daleen Technologies, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE CAUSING INVESTOR LOSSES.

         Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock. As of November 10, 1999, approximately 19 million shares of our common stock were outstanding. All of the 4,100,000 shares sold in our initial public offering are freely tradable unless held by our affiliates. The remaining shares of our common stock outstanding will be restricted as a result of securities laws or lock-up agreements signed by the holders and will be available for sale in the public market from time to time.

         BancBoston Robertson Stephens Inc. may, in its sole discretion and at any time without prior notice, release all or any portion of the common stock subject to lock-up agreements.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF DALEEN TECHNOLOGIES DIFFICULT EVEN IF AN ACQUISITION WOULD BE BENEFICIAL TO US.

         We are a Delaware corporation. There are provisions in our charter and bylaws and the anti-takeover provisions of Delaware law that could make it more difficult for a third party to acquire control of us, even if a change in control would be beneficial to stockholders. In addition, our bylaws provide for a classified board, with board members serving staggered three-year terms. The Delaware anti-takeover provisions and the existence of a classified board could make it more difficult for a third party to acquire us.

         Our board of directors has the authority to issue up to 10,000,000 shares of preferred stock. Without any further vote or action on the part of the stockholders, the board of directors will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, may have preference over the rights of the holders of common stock. Although the ability to issue preferred stock provides us with flexibility in connection with possible acquisitions and general corporate purposes, the issuance may also make it more difficult for a third party to acquire a majority of our outstanding voting stock.


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